Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-163407 on Form S-8 and Registration Statement No. 033-64984 on Form S-3 of our reports dated March 12, 2013 relating to the financial statements and financial statement schedule of Dole Food Company, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the presentation of the results of operations of Dole Food Company, Inc.’s worldwide packaged foods and Asia fresh produce businesses as discontinued operations in the consolidated financial statements), and the effectiveness of internal control over financial reporting, appearing in this Form 10-K of Dole Food Company, Inc. for the year ended December 29, 2012.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

March 12, 2013